Exhibit 8

ESCROW AGREEMENT

THIS ESCROW AGREEMENT (the “Escrow Agreement”) is entered into and effective as of this 6th day of April, 2026, by and among PNC Bank, National Association, a national banking association (the “Escrow Agent”), ProCap Financial, Inc., a Delaware corporation (“Purchaser”) and Shain Noor (the “Stockholder Representative” and together with Purchaser, sometimes referred to individually as “Party” and collectively as the “Parties”). Capitalized terms used but not defined herein shall have the meanings assigned to them in the Merger Agreement (as defined below).

WHEREAS, Purchaser, Silvia Merger Sub, Inc., a Delaware corporation (“Merger Sub”), CFO Silvia, Inc, a Delaware corporation (“Company”), the Stockholder Representative, and certain other parties have entered into that certain Agreement and Plan of Merger, dated February 9, 2026 (the “Merger Agreement”), pursuant to which, among other things, Merger Sub will be merged with and into the Company (the “Merger”), with the Company continuing as the surviving entity after the Merger and as a wholly-owned subsidiary of Purchaser;

WHEREAS, pursuant to the Merger Agreement, at the Effective Time, Purchaser shall cause Continental Stock Transfer & Trust Company (the “Transfer Agent”) to deposit 900,000 shares of common stock, par value $0.001 per share, of Purchaser (“Escrow Shares”) into an escrow account (the “Escrow Account”), to be held and disbursed at the direction of the Escrow Agent in accordance with the terms and conditions of this Escrow Agreement; and

WHEREAS, the parties desire to set forth their understandings with regard to the Escrow Account established by this Escrow Agreement.

NOW, THEREFORE, in consideration of the premises and covenants herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

I. Terms and Conditions

1.1. Appointment of and Acceptance by the Escrow Agent. Purchaser and the Stockholder Representative hereby appoint the Escrow Agent to act as escrow agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment and agrees to perform its duties as provided herein.

1.2. Establishment of Escrow. At the Effective Time, Purchaser will deposit (or cause to be deposited) into the Escrow Account the Escrow Shares.

1.3. Escrow Shares.

(a) The Escrow Agent shall hold the Escrow Shares as a book position registered by the Purchaser in the name of PNC Bank, National Association, as the Escrow Agent for the benefit of the Equityholders. The Transfer Agent shall maintain the Escrow Shares as a book-entry position registered in the name of “PNC Bank, National Association, as Escrow Agent for the benefit of the Equityholders”. The Transfer Agent will provide evidence to the Escrow Agent by electronic mail confirming the total number of Escrow Shares. The Escrow Shares shall not be liquidated or otherwise reinvested; provided, however that any cash, stock, property or rights therefor, distributed or paid or payable in respect of the Escrow Shares shall constitute part of the Escrow Shares (collectively, the “Escrow Funds”). Subject to Section 1.4 below, any amounts received by the Escrow Agent on account of holding the Escrow Shares as nominee for the Equityholders shall be held in the form received and deposited to the account set forth on Schedule A. Until such time as the Escrow Shares are delivered to the Equityholders in accordance with Section 1.4 below (or returned or otherwise transferred to or redeemed by Purchaser), the applicable Equityholders shall be the beneficial owner of the applicable portion of the Escrow Shares that are held pursuant to this Escrow Agreement, and shall possess, during the period of time in which such Escrow Shares are held or retained by the Escrow Agent as nominee for the Equityholders, all rights with respect to such Escrow Shares, except the right of possession or transfer. The Escrow Agent shall not be required to vote any of the Escrow Shares.

(b) Purchaser agrees to cooperate with the Stockholder Representative in connection with the voting of the Escrow Shares. Without limiting the foregoing, Purchaser shall (i) promptly deliver or cause to be delivered to the Stockholder Representative copies of all proxy statements, notices of stockholder meetings, and other materials that are sent to stockholders of Purchaser generally, (ii) upon the written request of the Stockholder Representative delivered at least five (5) Business Days prior to the applicable deadline for voting, execute and deliver (or cause to be executed and delivered) proxies or other voting documentation with respect to the Escrow Shares in accordance with the instructions of the Stockholder Representative, and (iii) take such other actions as may be reasonably necessary to permit the Stockholder Representative to direct the voting of the Escrow Shares on behalf of the Equityholders.

(c) Purchaser will cause the Transfer Agent not to require a Medallion Signature Guarantee to transfer the book-entry Escrow Shares from the Escrow Agent to the respective Equityholders’ accounts. In lieu of a Medallion Signature Guarantee, the Escrow Agent will provide the Transfer Agent with a spreadsheet that includes the total number of Escrow Shares to be issued to each Equityholder. Purchaser will provide the Transfer Agent precise and clear directions via email, confirming that Medallion Signature Guarantees are not required and acknowledging the spreadsheet as the basis to transfer the Escrow Shares.

(d) Any cash dividends made with respect to the Escrow Shares that are held pursuant to this Escrow Agreement shall be held by the Escrow Agent on behalf of the Equityholders as part of the Escrow Funds for further distribution to the Equityholders holding the applicable Escrow Shares to which such dividends relate pursuant to a Joint Written Direction (as defined below), except that any cash dividends made with respect to such Escrow Shares shall be promptly paid to the Stockholder Representative upon receipt of Joint Written Direction to the Escrow Agent for further distribution to the applicable Equityholders.

1.4. Disbursements of the Escrow Funds. The Escrow Agent shall only disburse amounts from the Escrow Funds as follows:

(a) Upon receipt of a Joint Written Direction with respect to the Escrow Funds, the Escrow Agent shall promptly after receipt of a Joint Written Direction, (i) disburse all or part of the Escrow Funds in accordance with such Joint Written Direction and take any other actions specified in respect of the Escrow Shares (including execute any documents required to transfer the shares). If Escrow Shares are held by the Escrow Agent in physical, certificated form, the Escrow Agent shall deliver such certificated Escrow Shares pursuant to Joint Written Direction: (A) in the event of a transfer of the relevant shares to an Equityholder, for cancellation and the preparation of a new share certificate in favor of the relevant Equityholder; (B) in the event of a redemption of the relevant shares by Purchaser, for cancellation; and (C) in the event of a transfer of the relevant shares to another transferee designated by Purchaser, for cancellation and the preparation of new share certificates in the name of the relevant transferee. Following receipt of the share certificates from the Escrow Agent, if applicable, Transfer Agent shall issue a new share certificate to the Escrow Agent for the number of Escrow Shares that remain in the Escrow Account (if any) following the release of the Escrow Shares in accordance with the Joint Written Direction.

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(b) “Joint Written Direction” shall mean a written notification, in the form of Exhibit B hereto, delivered to the Escrow Agent and signed by an authorized representative of each of Purchaser and the Stockholder Representative (a list of whom are provided in Exhibit A-1 and Exhibit A-2) (“Authorized Representative”). Each Joint Written Direction shall include the cash dividend amount and/or number of Escrow Shares to be disbursed and shall identify the party to whom the disbursement shall be made, which shall be either of the Parties or the Equityholders to be issued by the Transfer Agent (in the case of shares only).

(c) In the event that the Escrow Agent receives a copy of a final, non-appealable award or order of a court of competent jurisdiction or arbitrator, or arbitration panel accompanied by a certificate of either Purchaser or the Stockholder Representative to the effect that such award or order is final and non-appealable and the written payment instruction to effectuate such award or order (“Final Order”), the Escrow Agent shall promptly after receipt of a Final Order, disburse all or part of the Escrow Funds in accordance with such Final Order.

(d) To facilitate any distributions of Escrow Shares to the Equityholders pursuant to the terms hereof, Transfer Agent will make or cause to be made appropriate entries on the books and records of Purchaser and the obligations of Purchaser to distribute or deposit shares in the Escrow Account shall be satisfied by Purchaser making or causing to be made such entries on the books and records of Purchaser. The Escrow Agent shall have no duty or responsibility for calculating the value of such distribution, and for the purposes of distribution of Escrow Shares hereunder, the Escrow Agent shall be entitled to conclusively rely on the value/or number of Escrow Shares to be distributed as set forth in any Joint Written Direction delivered hereunder.

II. Provisions as to the Escrow Agent

2.1. Limited Duties of the Escrow Agent. The Escrow Agent undertakes to perform only such duties as are expressly set forth in this Escrow Agreement. Under no circumstance will the Escrow Agent be deemed to be a fiduciary to any Party or any other person under this Escrow Agreement. This Escrow Agreement expressly and exclusively sets forth the duties of the Escrow Agent with respect to any and all matters pertinent hereto and no implied duties or obligations shall be read into this Escrow Agreement against the Escrow Agent. The Escrow Agent shall not be bound by, deemed to have knowledge of, or have any obligation to determine, make inquiry into or consider, any term or provision of any agreement between the Stockholder Representative, Purchaser and/or any other third party or as to which the escrow relationship created by this Escrow Agreement relates, including without limitation the Merger Agreement or any other documents referenced in this Escrow Agreement. Notwithstanding the terms of any other agreement between the Parties, the terms and conditions of this Escrow Agreement shall control the actions of the Escrow Agent.

2.2. Limitations on Liability of the Escrow Agent.

(a) In no event shall the Escrow Agent be liable for incidental, indirect, special, consequential or punitive damages of any kind whatsoever (including but not limited to lost profits), even if the Escrow Agent has been advised of the likelihood of such loss or damage and regardless of the form of action in which such damages are sought. The Escrow Agent shall not be liable for any action taken, suffered or omitted to be taken by it in good faith and shall only be liable to Purchaser and Stockholder Representative for actual, direct damages that are solely attributable to the Escrow Agent’s fraud, gross negligence, bad faith or willful misconduct.

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(b) The Escrow Agent shall be fully protected (i) in acting in reliance upon any certificate, statement, request, notice, advice, instruction, direction, other agreement or instrument or signature reasonably and in good faith provided by the Stockholder Representative or Purchaser with respect to such Party’s information and believed by the Escrow Agent to be genuine, (ii) in assuming in good faith that any person purporting to give the Escrow Agent any of the foregoing in connection with either this Escrow Agreement or the Escrow Agent’s duties has been duly authorized to do so and (iii) in acting or failing to act, in each case in good faith in accordance with the terms of this Escrow Agreement on the advice of outside counsel retained by the Escrow Agent, provided that the Escrow Agent shall remain liable where the actions taken or omitted by the Escrow Agent in reliance upon clauses (i), (ii), and (iii) herein are determined to constitute the Escrow Agent’s bad faith, willful misconduct, or gross negligence.

(c) The Escrow Agent shall have no liability with respect to the transfer or distribution of any funds effected by the Escrow Agent pursuant to wiring or transfer instructions provided in a Joint Written Direction to the Escrow Agent in accordance with the provisions of this Escrow Agreement. The Escrow Agent shall be entitled to rely upon all bank and account information provided to the Escrow Agent by the applicable Authorized Representative of each of Purchaser and the Stockholder Representative set forth on Exhibit A-1 and Exhibit A-2 in a Joint Written Direction. The Escrow Agent shall have no duty to verify or otherwise confirm any written wire transfer instructions except as set forth in Section 2.3 below, but it may do so in its discretion on any occasion without incurring any liability to any party for failing to do so on any other occasion; provided, however, that the Escrow Agent may not act upon instruction by either Purchaser or the Stockholders’ Representative alone where a Joint Written Direction is required as provided hereunder. The Escrow Agent shall process all wire transfers based on bank identification and account numbers rather than the names of the intended recipient of the funds, even if such numbers pertain to a recipient other than the recipient identified in the payment instructions. The Escrow Agent shall have no duty to detect any such inconsistencies and shall resolve any such inconsistencies by using the account number. In connection with any payments that the Escrow Agent is instructed to make by wire transfer, the Escrow Agent shall not be liable for the acts or omissions of (i) the Stockholder Representative, Purchaser or other person providing such instructions, including without limitation errors as to the amount, bank information or bank account number; or (ii) any other person or entity, including without limitation any Federal Reserve Bank, any transmission or communications facility, any funds transfer system, any receiver or receiving depository financial institution, and no such person or entity shall be deemed to be an agent of the Escrow Agent. Any wire transfers of funds made by the Escrow Agent pursuant to this Escrow Agreement will be made subject to and in accordance with the Escrow Agent’s usual and ordinary wire transfer procedures in effect from time to time.

(d) No provision of this Escrow Agreement shall require the Escrow Agent to risk or advance its own funds or otherwise incur any financial liability or potential financial liability in the performance of its duties or the exercise of its rights under this Escrow Agreement. The Escrow Agent shall not be obligated to take any legal action or to commence any proceedings in connection with this Escrow Agreement or any property held hereunder or to appear in, prosecute or defend in any such legal action or proceedings.

(e) Purchaser understands and acknowledges that The PNC Financial Services Group, Inc., a Pennsylvania corporation (“PNC”) offers a diversified set of financial products and services, and may currently, or in the future, have relationships with parties whose interest may conflict with those of Purchaser.

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2.3. Security Procedure For Funds Transfers. The Escrow Agent shall confirm funds transfer instructions received in the name of a party by telephone call-back to an Authorized Representative specified on Exhibit A-1 or Exhibit A-2 at the telephone number specified for such Authorized Representative on Exhibit A-1 or Exhibit A-2, as applicable. The Parties acknowledge that the security procedures set forth herein are commercially reasonable. Once delivered to the Escrow Agent, Exhibit A-1 or Exhibit A-2 may be revised or rescinded only by a writing signed by an Authorized Representative of the applicable Party. Such revisions or rescissions shall be effective only after actual receipt and following such period of time as may be necessary to afford the Escrow Agent a reasonable opportunity to act on it. If a revised Exhibit A-1 or Exhibit A-2 or a rescission of an existing Exhibit A-1or Exhibit A-2 is delivered to the Escrow Agent by an entity that is a successor-in-interest to such Party, such document shall be accompanied by additional documentation satisfactory to the Escrow Agent showing that such entity has succeeded to the rights and responsibilities of the applicable Authorized Representative of Purchaser or the Stockholder Representative, under this Escrow Agreement. Purchaser and the Stockholder Representative understand that the Escrow Agent’s inability to receive or confirm funds transfer instructions pursuant to the above security procedure may result in a delay in accomplishing such funds transfer and agree that the Escrow Agent shall not be liable for any loss caused by any such delay.

2.4. Depository Role. The Escrow Agent acts hereunder as a depository only and is not responsible or liable in any manner whatsoever for the sufficiency, correctness, genuineness or validity of the subject matter of this Escrow Agreement or any part thereof, or of any person executing or depositing such subject matter.

2.5. No Duty to Notify. The Escrow Agent shall in no way be responsible for nor shall it be its duty to notify any Party hereto or any other party interested in this Escrow Agreement of any payment required or maturity occurring under this Escrow Agreement or under the terms of any instrument deposited therewith unless such notice is explicitly provided for in this Escrow Agreement.

2.6. Other Relationships. The Escrow Agent may execute any of its powers and perform any of its duties hereunder directly or through affiliates or agents. The Escrow Agent and its affiliates, and any of their respective directors, officers or employees may become pecuniarily interested in any transaction in which any of the other parties hereto may be interested and may contract and lend money to any such party and otherwise act as fully and freely as though it were not escrow agent under this Escrow Agreement. Nothing herein shall preclude the Escrow Agent or its affiliates from acting in any other capacity for any such party.

2.7. Disputes. In the event of any disagreement between Purchaser and the Stockholder Representative, or between either of them and any other party, resulting in adverse claims or demands being made in connection with the matters covered by this Escrow Agreement, or in the event that the Escrow Agent, in good faith, be in doubt as to what action it should take hereunder, the Escrow Agent may, at its option, refuse to comply with any claims or demands on it, or refuse to take any other action hereunder, so long as such disagreement continues or such doubt exists, and in any such event, the Escrow Agent shall not be or become liable in any way or to any party for its failure or refusal to act, and the Escrow Agent shall be entitled to continue to refrain from acting until (i) directed by an order of a court of competent jurisdiction, or (ii) directed otherwise a Joint Written Direction.

2.8. Indemnification. Purchaser and the Stockholder Representative (solely on behalf of the Company Stockholders and not in his individual capacity) jointly and severally agree to defend, indemnify and hold harmless the Escrow Agent and each of the Escrow Agent’s officers, directors, agents and employees (the “Indemnitee”) from and against any and all losses, damages, claims, liabilities, penalties, judgments, settlements, litigation, investigations, reasonable and documented out of pocket costs or expenses (including, without limitation, reasonable and documented out of pocket attorneys’ fees and expenses) (collectively “Indemnitee Losses”), arising out of or in connection with (a) the Escrow Agent’s performance of this Escrow Agreement, except to the extent that such Indemnitee Losses have been finally adjudicated by a court of competent jurisdiction to have been caused by gross negligence, willful misconduct or bad faith of such Indemnitee; and (b) the Escrow Agent’s following, accepting or acting upon any instructions or directions from the Parties, whether joint or singular, received in accordance with this Escrow Agreement. Notwithstanding the foregoing, solely as between Purchaser and Stockholder Representative, any indemnification amounts payable to any Indemnitee hereunder shall be borne by Purchaser and Stockholder Representative severally and not jointly. The provisions of this section shall survive the termination of this Escrow Agreement and any resignation or removal of the Escrow Agent.

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2.9. Mergers, Consolidations, Etc. Any entity into which the Escrow Agent may be merged or converted or with which it may be consolidated, or any entity to which all or substantially all the escrow business of the Escrow Agent may be transferred, shall be the successor escrow agent under this Escrow Agreement and shall have and succeed to the rights, powers, duties, immunities and privileges as its predecessor, in each case, without the execution or filing of any instrument or paper or the performance of any further act (other than providing due written notice to Purchaser and the Stockholder Representative as soon as reasonably practicable following such merger, conversion or consolidation).

2.10. Resignation; Removal.

(a) The Escrow Agent may resign and be discharged from its duties and obligations at any time under this Escrow Agreement by providing written notice to Purchaser and the Stockholder Representative. Such resignation shall be effective on the date set forth in such written notice, which shall be no earlier than thirty (30) days after such written notice has been furnished. Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Funds as depository and cooperate reasonably in the transfer of the Escrow Funds to a successor escrow agent. Purchaser and the Stockholder Representative shall promptly appoint a successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive a Joint Written Direction designating the successor escrow agent. However, in the event no successor escrow agent has been appointed on or prior to the date such resignation is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds, equity and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement.

(b) Purchaser and the Stockholder Representative acting together shall have the right to terminate the appointment of the Escrow Agent upon thirty (30) days’ joint written notice to the Escrow Agent specifying the date upon which such termination shall take effect. Thereafter, the Escrow Agent shall have no further obligation except to hold the Escrow Funds as depository and cooperate reasonably in the transfer of the Escrow Funds to a successor escrow agent. The Escrow Agent shall refrain from taking any action until it shall receive a Joint Written Direction designating the successor escrow agent. However, in the event no successor escrow agent has been appointed on or prior to the date such termination is to become effective, the Escrow Agent shall be entitled to tender into the custody of any court of competent jurisdiction all funds, equity and other property then held by the Escrow Agent hereunder and the Escrow Agent shall thereupon be relieved of all further duties and obligations under this Escrow Agreement.

(c) In the case of a resignation or removal of the Escrow Agent, the Escrow Agent shall have no responsibility for the appointment of a successor escrow agent hereunder. The successor escrow agent appointed by Purchaser and the Stockholder Representative shall execute, acknowledge and deliver to the Escrow Agent and each Party an instrument in writing accepting its appointment hereunder, and thereafter, the Escrow Agent shall deliver all of the then-remaining balance of the Escrow Funds, less any fees and expenses then incurred by and unpaid to the Escrow Agent, to such successor escrow agent in accordance with the Joint Written Direction of Purchaser and the Stockholder Representative and upon receipt of the Escrow Funds, the successor escrow agent shall be bound by all of the provisions of this Escrow Agreement.

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2.11. Compensation of the Escrow Agent. The Parties agree that upon the execution of this Escrow Agreement, Purchaser and the Stockholder Representative will pay the Escrow Agent as stated in the fee schedule attached hereto as Schedule B.

III. Tax Matters

3.1. Tax Matters.

The Escrow Funds shall be treated as owned by Stockholder Representative for U.S. federal income tax purposes. All Escrow Account income earned under this Escrow Agreement shall be allocated to Stockholder Representative and timely reported by the Escrow Agent to Stockholder Representative, the IRS or other applicable taxing authority, on IRS Form 1099 or 1042S (or other appropriate form) as income earned from the Escrow Funds by Stockholder Representative whether said income has been distributed during such year. The Parties shall duly complete such tax documentation or other procedural formalities necessary for the Escrow Agent to complete required tax reporting and for the relevant Party to receive interest or other income without withholding or deduction of tax in any jurisdiction. Should any information supplied in such tax documentation change, the Parties shall promptly notify the Escrow Agent. The Escrow Agent shall withhold any taxes it deems appropriate in the absence of proper tax documentation or as required by law, including without limitation, the Foreign Account Tax Compliance Act (“FATCA”), and shall remit such taxes to the appropriate authorities.

IV. Miscellaneous

4.1. Disbursements. The Escrow Agent shall make no disbursement, investment or other use of funds until and unless it has collected funds. The Escrow Agent shall not be liable for collection items until such proceeds have been received or the Federal Reserve has given the Escrow Agent credit for the funds.

4.2. Permitted Investments. The Escrow Agent shall hold any applicable Escrow Funds in PNC Non-Interest-Bearing Deposit Accounts.

4.3. Accounting. The Escrow Agent shall provide monthly reports of transactions and holdings to Purchaser and the Stockholder Representative as of the end of each month. Purchaser authorizes the Escrow Agent to grant Purchaser and the Stockholder Representative (or counsel acting on behalf of either Purchaser or the Stockholder Representative) (each, an “Authorized Individual”) access to the Escrow Agent’s online portal (“PNC PAID”). Each Authorized Individual must agree to comply with the PNC PAID terms and conditions and any other provisions required by the Escrow Agent to access PNC PAID. The parties acknowledge any changes, modifications or additions to existing Authorized Individuals with PNC PAID access should be made in writing to the Escrow Agent.

4.4. Notices. Any notice, request for consent, report, or any other communication required or permitted in this Escrow Agreement shall be in writing and shall be deemed to have been given (and shall be deemed to have been duly given upon receipt) by delivery in person, by electronic mail to the e-mail address given below, provided that written confirmation of receipt is obtained promptly from the recipient after completion of the electronic mail, or by registered or certified mail (postage prepaid, return receipt requested) to the address given below.

If to the Escrow Agent:

PNC Bank, National Association

80 South Eighth Street, Suite 3715

Minneapolis, MN 55402

Attn: M&A Team

Email: [***]

Phone: [***]

If to Purchaser:

ProCap Financial, Inc.

600 Lexington Ave., Floor 2

New York, NY 10022

Attn: Anthony Pompliano

Email: [***]

and with a copy (which shall not constitute notice) to:

Reed Smith LLP

2850 N. Harwood Street, Suite 1500

Dallas, TX 75201

Attention: Lynwood Reinhardt; Jennifer Riso; and Katie Geddes

Emails: lreinhardt@reedsmith.com; jriso@reedsmith.com; kgeddes@reedsmith.com

If to the Stockholder Representative:

Shain Noor

340 Fremont Street

Unit 409

San Francisco, CA 94105
Email: [***]

with a copy (which shall not constitute notice) to:

Womble Bond Dickinson (US) LLP

301 South College Street

Suite 3500

Charlotte, NC 28201

Attention: Matthew Homan

E-mail: [***]

Any party may unilaterally designate a different address by giving notice of each change in the manner specified above to each other party.

In all cases, the Escrow Agent shall be entitled to rely on a copy or electronic transmission of any document with the same legal effect as if it were the original of such document. The Parties acknowledge that there are certain security, corruption, transmission error and access availability risks associated with using open networks such as the internet and each of the Parties assumes such risks.

4.5. Governing Law. This Escrow Agreement shall be governed by and construed according to the laws of the State of Delaware, without regard to principles of conflicts of law. The parties hereto consent to the exclusive jurisdiction of the state and federal courts sitting in the state of Delaware and consent to personal jurisdiction of and venue in such courts with respect to any and all matters or disputes arising out of this Escrow Agreement.

4.6. Waiver of Jury Trial. TO THE EXTENT NOT PROHIBITED BY APPLICABLE LAW THAT CANNOT BE WAIVED, EACH PARTY HEREBY WAIVES, AND COVENANTS THAT IT WILL NOT ASSERT (WHETHER AS PLAINTIFF, DEFENDANT OR OTHERWISE), ANY RIGHT TO TRIAL BY JURY IN ANY FORUM IN RESPECT OF ANY ISSUE, CLAIM, DEMAND, ACTION OR CAUSE OF ACTION ARISING IN WHOLE OR IN PART UNDER, RELATED TO, BASED ON OR IN CONNECTION WITH THIS ESCROW AGREEMENT OR THE SUBJECT MATTER HEREOF, WHETHER NOW EXISTING OR HEREAFTER ARISING AND WHETHER SOUNDING IN TORT OR CONTRACT OR OTHERWISE. ANY PARTY HERETO MAY FILE AN ORIGINAL COUNTERPART OR A COPY OF THIS SECTION 4.6 WITH ANY COURT AS WRITTEN EVIDENCE OF THE CONSENT OF EACH SUCH PARTY TO THE WAIVER OF ITS RIGHT TO TRIAL BY JURY.

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4.7. Assignment; Binding Effect. Except as permitted in Section 2.9, neither this Escrow Agreement nor any rights or obligations hereunder may be assigned by any party hereto without the express written consent of each of the other parties hereto. This Escrow Agreement shall inure to and be binding upon the parties hereto and their respective successors, heirs and permitted assigns.

4.8. Amendment and Waiver. The terms of this Escrow Agreement may be altered, amended, modified or revoked only by an instrument in writing signed by all the parties hereto. No course of conduct shall constitute a waiver of any terms or conditions of this Escrow Agreement, unless such waiver is specified in writing, and then only to the extent so specified. A waiver of any of the terms and conditions of this Escrow Agreement on one occasion shall not constitute a waiver of the other terms of this Escrow Agreement, or of such terms and conditions on any other occasion.

4.9. Severability. If any provision of this Escrow Agreement shall be held or deemed to be or shall in fact, be illegal, inoperative or unenforceable, the same shall not affect any other provision or provisions herein contained or render the same invalid, inoperative or unenforceable to any extent whatsoever.

4.10. Further Assurances. If at any time the Escrow Agent shall determine or be advised that any further agreements, assurances or other documents are reasonably necessary or desirable to carry out the provisions of this Escrow Agreement and the transactions contemplated by this Escrow Agreement, the parties shall execute and deliver any and all such agreements or other documents and do all things reasonably necessary or appropriate to carry out fully the provisions of this Escrow Agreement.

4.11. No Third-Party Beneficiaries. This Escrow Agreement is for the sole benefit of the parties hereto, and their respective successors and permitted assigns, and nothing herein, express or implied, is intended to or shall confer upon any other person or entity any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Escrow Agreement.

4.12. Force Majeure. No party to this Escrow Agreement shall be liable to any other party hereto for losses due to, or if it is unable to perform its obligations under the terms of this Escrow Agreement because of, acts of God, fire, war, terrorism, floods, strikes, electrical outages, equipment or transmission failure, interruption or malfunctions of communications or power supplies, labor difficulties, actions of public authorities or other similar causes reasonably beyond its control.

4.13. Termination. This Escrow Agreement shall terminate upon the distribution by the Escrow Agent in accordance with this Escrow Agreement of all funds, equity and property held under this Escrow Agreement or upon the earlier Joint Written Direction.

4.14. Titles and Headings. All titles and headings in this Escrow Agreement are intended solely for convenience of reference and shall in no way limit or otherwise affect the interpretation of any of the provisions hereof.

4.15. Counterparts; Facsimile Execution. This Escrow Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed signature page to this Escrow Agreement and agreements, certificates, instruments and documents entered into in connection herewith by facsimile or other electronic transmission (including Adobe PDF format) will be effective as delivery of a manually executed counterpart to this Escrow Agreement or such agreements, certificates, instruments and documents.

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4.16. Entire Agreement; Effect of Merger Agreement. This Escrow Agreement constitutes the entire agreement between the Escrow Agent, Purchaser and the Stockholder Representative in connection with the subject matter of this Escrow Agreement, and no other agreement entered into between Purchaser and the Stockholder Representative, or either of them, including, without limitation, the Merger Agreement, shall be considered as adopted or binding, in whole or in part, upon the Escrow Agent notwithstanding that any such other agreement may be deposited with the Escrow Agent or the Escrow Agent may have knowledge thereof. The parties hereto acknowledge and agree that the Escrow Agent is not a party to, is not bound by, and has no duties or obligations under the Merger Agreement, that all references in this Escrow Agreement to the Merger Agreement are for convenience, and that the Escrow Agent shall have no implied duties beyond the express duties set forth in this Escrow Agreement.

4.17. Procedures for Opening a New Account. IMPORTANT INFORMATION ABOUT PROCEDURES FOR OPENING A NEW ACCOUNT: in accordance with Section 326 of the USA Patriot Act, to help the government fight the funding of terrorism and money laundering activities, Federal law requires all financial institutions to obtain, verify and record information that identifies each person who opens an account. When a party opens an account, the Escrow Agent must obtain each party’s name, address, date of birth (as applicable), taxpayer or other government identification number or other appropriate information that will allow the Escrow Agent to identify such party. The Escrow Agent may also ask to see each party’s driver’s license, passport or other identifying documents. For parties that are business or other legal entities, the Escrow Agent may require such documents as it deems necessary to confirm the legal existence of the entity. The parties to this Escrow Agreement agree to provide all such information as the Escrow Agent may reasonably request in order to satisfy the requirements of the USA Patriot Act or any other regulatory requirements, and any policy or procedure implemented by the Escrow Agent to comply therewith.

4.18. Compliance with Laws. Purchaser hereby represents that (i) it is not a person that is the target of any sanctions program administered by the U.S. Department of the Treasury Office of Foreign Assets Control (“Sanctioned Person”); (ii) it is not directly or indirectly controlled by, or acting hereunder for or on behalf of, any Sanctioned Person; and (iii) none of the funds used to make any payments contemplated under this Escrow Agreement are derived from any illegal activity.

4.19. Compliance with Court Orders. In the event that a legal garnishment, attachment, levy, restraining notice or court order is served with respect to any of the Escrow Funds, or the delivery thereof shall be stayed or enjoined by an order of a court of competent jurisdiction, the Escrow Agent is hereby expressly authorized, in its sole discretion, to obey and comply with all such orders so entered or issued, whether with or without jurisdiction, and in the event that the Escrow Agent obeys or complies with any such order it shall not be liable to any of the Parties or to any other person by reason of such compliance notwithstanding such order be subsequently reversed, modified, annulled, set aside or vacated.

[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Escrow Agreement to be executed as of the date first above written.

PNC BANK, NATIONAL ASSOCIATION, as the Escrow Agent

By:	/s/ David M. Dugas
Name:	David M. Dugas
Title:	Vice President

PROCAP FINANCIAL, INC., as Purchaser

By:	/s/ Anthony Pompliano
Name:	Anthony Pompliano
Title:	Chief Executive Officer

SHAIN NOOR, as the Stockholder Representative

/s/ Shain Noor
Shain Noor

SCHEDULE A

Escrow Agent

Wire Instructions

 Schedule A to the Escrow Agreement

SCHEDULE B

Escrow Agent Fee

 Schedule B to the Escrow Agreement

EXHIBIT A-1

Certificate of Incumbency

(List of Authorized Representatives of Purchaser)

Purchaser: ProCap Financial, Inc.

As an Authorized Officer of the above referenced entity, I hereby certify that each person listed below is an authorized signor for such entity and is authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the above referenced entity, and that the title, signature and contact number appearing beside each name is true and correct.

Name	Title	Signature	Email Address	Contact Number
Anthony Pompliano	Chief Executive Officer

IN WITNESS WHEREOF, this certificate has been executed by a duly authorized officer on:

Date

By:
Its:	Authorized Officer

Exhibit A-1 to the Escrow Agreement

EXHIBIT A-2

Certificate of Incumbency

(List of Authorized Representatives of Stockholder Representative)

Stockholder Representative: Shain Noor

As an individual and solely in my capacity as the Stockholder Representative, I hereby certify that each person listed below is an authorized signor on behalf of the Stockholder Representative and is authorized to provide direction and initiate or confirm transactions, including funds transfer instructions, on behalf of the Stockholder Representative, and that the title, signature and contact number appearing beside each name is true and correct.

Name	Title	Signature	Email Address	Contact Number
Shain Noor	Stockholder Representative

IN WITNESS WHEREOF, this certificate has been executed by the Stockholder Representative on:

Date

By:
Its:	Shain Noor

Exhibit A-2 to the Escrow Agreement

Exhibit B

JOINT WRITTEN DIRECTION

Pursuant to that certain Escrow Agreement dated as of April 3, 2026, by and among ProCap Financial, Inc. (“Purchaser”), Shain Noor (the “Stockholder Representative”), and PNC Bank, National Association, a national banking association (the “Escrow Agent”), Purchaser and the Stockholder Representative hereby instruct the Escrow Agent to release certain Escrow Shares (or cash dividends with respect to such Escrow Shares) in accordance with the following payment instructions:

Purchaser and Stockholders’ Representative hereby instruct the Escrow Agent to transfer the following number of Escrow Shares in accordance with the following instructions:

[Transfer Agent delivery (or address if physical certificates are applicable) and/or payment instructions]

$ [_______________] to Purchaser: Wire Instructions:	$ [_______________] to Stockholder Representative: Wire Instructions:

Account Name:	Account Name:
Account Number:	Account Number:
Bank Name:	Bank Name:
Bank ABA Number:	Bank ABA Number:
Bank Address:	Bank Address:

For credit to:	For credit to:
Special Instructions:	Special Instructions:

Bank Check:	Bank Check:
Payee Name:	Payee Name:
Mailing Address:	Mailing Address:

IN WITNESS WHEREOF, the parties hereto have caused this Joint Written Direction to be executed as of the date first above written.

ProCap Financial, Inc.	Shain Noor, solely in his capacity as the Stockholder Representative

By:	By:
Name:	Name:
Title:	Title:

Exhibit B to the Escrow Agreement